UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2025

Beta Bionics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42491	47-5386878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Hughes

Irvine, California 92618

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 427-7785

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	BBNX	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

On January 21, 2025, Beta Bionics, Inc. (the “Company”) entered into a Common Stock Purchase Agreement with Wellington Hadley Harbor Aggregator IV, L.P. (the “Purchaser”), an existing stockholder of the Company, for the purchase of 1,000,000 shares of the Company’s common stock, par value $0.0001 (“Common Stock”), at a per share price equal to the IPO (as defined below) price of $17.00 per share, through a private placement financing (the “Private Placement”). The Private Placement closed concurrently with the IPO on January 31, 2025. BofA Securities, Inc., Piper Sandler & Co., Leerink Partners LLC, Stifel, Nicolaus & Company, Incorporated and Lake Street Capital Markets, LLC acted as placement agents for the Private Placement and the Company paid a placement agent fee equal to 7.0% of the total purchase price of the shares sold in the Private Placement.

The Common Stock issued and sold in the Private Placement has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and was issued and sold pursuant to Section 4(a)(2) of the Securities Act. The Purchaser has represented that it is an “institutional accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, and is acquiring the Common Stock for investment purposes only and not with a view to any public distribution or with any intention of selling, distributing or otherwise disposing of the Common Stock in a manner that would violate the registration requirements of the Securities Act. The Common Stock was offered without any general solicitation by the Company or its representatives.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendment and Restatement of Certificate of Incorporation

In connection with the closing of the initial public offering (“IPO”) of shares of common stock of the Company, on January 31, 2025, the Company filed an amended and restated certificate of incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware. The Company’s board of directors (the “Board”) and stockholders previously approved the Restated Certificate to be effective as of immediately prior to the closing of the IPO.

Amendment and Restatement of Bylaws

Effective as of January 31, 2025, the Company adopted the amended and restated bylaws (the “Restated Bylaws”) in connection with the closing of the IPO. The Board and stockholders previously approved the Restated Bylaws to be effective as of immediately following the closing of the IPO.

The foregoing descriptions of the Restated Certificate and Restated Bylaws are qualified in their entirety by reference to the full text of the Restated Certificate and Restated Bylaws, which are filed as Exhibits 3.1 and 3.2 hereto, respectively, and are incorporated herein by reference.

Item 8.01 Other Events.

On January 31, 2025, the Company issued a press release announcing the closing of its IPO of 13,800,000 shares of its common stock, including 1,800,000 additional shares pursuant to the exercise in full by the underwriters of their option to purchase shares of common stock from the Company and the selling stockholders (consisting of 475,000 shares from the Company and 1,325,000 shares from the selling stockholders), at a price to the public of $17.00 per share. In addition to the shares sold in the IPO, the Company announced the closing of the Private Placement. The aggregate gross proceeds to the Company from the IPO, including full exercise of the underwriter’s option to purchase additional shares, and the Private Placement were $229.1 million, before deducting underwriting discounts and commissions and offering expenses. The Company did not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

A copy of the Company’s press release announcing the closing of the IPO and the Private Placement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant.

3.2	Amended and Restated Bylaws of the Registrant, as currently in effect (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333- 284147), filed with the Commission on January 6, 2025).

99.1	Press Release, dated January 31, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Beta Bionics, Inc.

By:	/s/ Sean Saint
Sean Saint
President and Chief Executive Officer

Dated: January 31, 2025